Exhibit 4.33

EXECUTION VERSION

To: HAFNIA POOLS PTE. LTD.

(the “Charterer”)

and to:

HAFNIA LIMITED as guarantor (the “Guarantor”)

(together, the “Obligors”)

From:    HAI KUO SHIPPING 2209T PTE. LIMITED

HAI KUO SHIPPING 2210T PTE. LIMITED

HAI KUO SHIPPING 2216T PTE. LIMITED

HAI KUO SHIPPING 2217T PTE. LMITED

HAI KUO SHIPPING 2215T PTE. LIMITED

HAI KUO SHIPPING 2208T PTE. LIMITED

HAI KUO SHIPPING 2206T PTE. LIMITED

HAI KUO SHIPPING 2211T PTE. LIMITED

HAI KUO SHIPPING 2213T PTE. LIMITED

HAI KUO SHIPPING 2207T PTE. LIMITED

HAI KUO SHIPPING 2212T PTE. LIMITED

HAI KUO SHIPPING 2214T PTE. LIMITED

(each an “Owner”)

____29 August_______________2023

Dear all

LIBOR transition- bareboat charters described in Part 4 of the Schedule as amended and/or supplemented from time to time (the “Charters” and each a “Charter”).

1	LIBOR DISCONTINUANCE

(a)	Each of the Obligors:

(i)	acknowledges that the discontinuation of LIBOR will affect a great number of leases and/or charters in the international and domestic financial leasing markets, as they will need to be amended to provide for a replacement benchmark rate;

(ii)	notes that it is considered in the market that the most efficient way to amend such leases and/or charters is to adopt a standardised approach in their amendment; and

(iii)	consequently, accepts that the provisions of this Agreement will override any conflicting provisions in the Charters and/or the Operative Documents relating to each such Charter without the need to list such provisions or to, otherwise, specifically refer to them in this Agreement.

(b)	To address the issue of LIBOR discontinuation, this Agreement supplements each Charter and:

(i)	sets out the terms for the replacement of LIBOR as the benchmark rate for the calculation of interest and/or Interest Element under each Charter by a successor rate (the “LIBOR Replacement”); and

(ii)	effects the consequential amendments to each Charter necessary to give effect to the LIBOR Replacement,

while so far as possible not affecting any other provisions of the Operative Documents relating to such Charter or any other rights or obligations of any parties to such Operative Documents.

2	INTERPRETATION

(a)	Definitions

In this Agreement:

“Amended Charter” means, in relation to each Charter, such Charter as amended by this Agreement.

“Effective Date” means 30 August 2023 or such other date as may be agreed as between the Owners and the Charterer subject to the satisfaction of (except, if applicable, to the extent waived) the conditions precedent as provided in Part 3 (Conditions Precedent) of the Schedule in form and substance satisfactory to the Owners.

“LIBOR” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

“Operative Documents” has the meaning given to such term in each Charter.

(b)	Defined expressions

All other defined expressions shall have the meaning given to them in Part 2 of the Schedule.

(c)	Construction

(i)	References to “this Agreement” shall include the Schedule to it.

(ii)	Clause 32.2 of each Charter applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

(iii)	Unless a contrary indication appears, a reference in this Agreement to:

(A)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(B)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(d)	Designation as an Operative Document.

The Charterer and each Owner designates this Agreement as an Operative Document relating to the relevant Charter.

(e)	Third party rights

Unless provided to the contrary in an Operative Document in relation to each Charter, a person has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

3	CONDITIONS PRECEDENT

(a)	For the avoidance of doubt, the Effective Date cannot occur unless each Owner has received (or, as applicable, to the extent waived) all of the documents and other evidence listed in Part 3 (Conditions Precedent) of the Schedule in form and substance satisfactory to each Owner on or before 30 August 2023 or such later date as each Owner may agree with the Charterer.

(b)	Each Owner shall notify the Charterer promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Paragraph (a) above.

4	REPRESENTATIONS

Obligor representations

On the date of this Agreement and on the Effective Date, each Obligor represents and warrants that:

(i)	it is a company, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(ii)	the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations;

(iii)	the entry into and performance by it of this Agreement does not and will not:

(A)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(B)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets; and

(iv)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement.

5	AMENDMENTS

(a)	Amendments

(i)	On and from the Effective Date, the amendments set out in Parts 1 and 2 of the Schedule will take effect and will override any contrary provisions in each Charter.

(ii)	This Agreement shall be read together with each Charter and, when there is any conflict between this Agreement and any other provision of any Operative Document relating to any Charter, this Agreement will prevail (without prejudice to any rights or obligations accruing before the Effective Date).

(b)	Consents

On the Effective Date, each Obligor:

(i)	confirms its acceptance each Amended Charter;

(ii)	agrees that it is bound as an Obligor;

(iii)	confirms that the definition of, and references throughout each of the Operative Documents relating to each Charter shall be construed as if the same referred to the relevant Amended Charter; and

(iv)	if it is the Guarantor, confirms that its guarantee and indemnity:

(A)	continues to have full force and effect on the terms of the Parent Guarantee relating to each Charter (as defined in each Charter) relating to such Charter; and

(B)	extends to the obligations of the Guarantor and the Charterer under each Amended Charter and the other Operative Documents relating to such Amended Charter.

(c)	Security confirmation

On the Effective Date, each Obligor relating to each Charter confirms that:

(i)	any security interest created by it under the Operative Documents relating to such Charter extends to the obligations of such Obligor under the relevant Amended Charter to which it is a party and the other Operative Documents (relating to such Amended Charter) to which it is a party;

(ii)	the obligations of such Obligor under the relevant Amended Charter to which it is a party are included in the Secured Obligations (as defined in the relevant Operative Documents (relating to such Amended Charter) to which it is a party); and

(iii)	the security interests created under the Operative Documents (relating to the relevant Charter) to which it is a party continues in full force and effect on the terms of such Operative Document (s); and

(iv)	this security confirmation neither creates nor purports to create a registrable security interest.

(d)	Operative Documents to remain in full force and effect

The Operative Documents relating to each Charter shall remain in full force and effect and, from the Effective Date:

(i)	in the case of each Charter as amended and supplemented pursuant to this Agreement;

(ii)	each Charter and the applicable provisions of this Agreement will be read and construed as one document; and

(iii)	except to the extent expressly waived by the amendments effected by this Agreement, no waiver is given by this Agreement and each Owner expressly reserves all its rights and remedies in respect of any breach of, or default (however described) under, the Operative Documents in relation to each Charter.

6	MISCELLANEOUS

(a)	The Charterer shall bear the documented costs and expenses reasonably incurred in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement (including the cost of any professional advice).

(b)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7	GOVERNING LAW AND JURISDICTION

Clause 30 (Governing Law) and Clause 72 (Enforcement) of each Charter shall apply mutadis mutandis to this Agreement.

If you agree to the terms of this Agreement, please sign where indicated below.

Yours faithfully

HAI KUO SHIPPING 2209T PTE. LIMITED as Owner

HAI KUO SHIPPING 2210T PTE. LIMITED as Owner

HAI KUO SHIPPING 2216T PTE. LIMITED as Owner

HAI KUO SHIPPING 2217T PTE. LIMITED as Owner

HAI KUO SHIPPING 2215T PTE. LIMITED as Owner

HAI KUO SHIPPING 2208T PTE. LIMITED as Owner

HAI KUO SHIPPING 2206T PTE. LIMITED as Owner

HAI KUO SHIPPING 2211T PTE. LIMITED as Owner

HAI KUO SHIPPING 2213T PTE. LIMITED as Owner

HAI KUO SHIPPING 2207T PTE. LIMITED as Owner

HAI KUO SHIPPING 2212T PTE. LIMITED as Owner

HAI KUO SHIPPING 2214T PTE. LIMITED as Owner

We hereby acknowledge receipt of the above Agreement and confirm our agreement to its terms.

CHARTERER

SIGNED by	)
duly authorised for and on behalf of	)
HAFNIA POOLS PTE. LTD.	)
in the presence of:	)

Name: Cherlyn Tan		Petrus Wouter Van Echtelt
Title: Manager

GUARANTOR

SIGNED by	)
duly authorised for and on behalf of	)
HAFNIA LIMITED	)
in the presence of:	)

Name: Cherlyn Tan		Petrus Wouter Van Echtelt
Title: Manager

SCHEDULE

PART 1

TERM SOFR OPERATIVE PROVISIONS

(TO APPLY AS AMENDING EACH CHARTER)

1	RATE SWITCH

1.1	Switch to Reference Rate

Subject to Paragraph 1.2 (Delayed switch for existing LIBOR Interest Element) below, on and from the Rate Switch Date:

(a)	use of the Reference Rate will replace the use of LIBOR for the calculation of interest for any Interest Element or Unpaid Sum; and

(b)	any Interest Element or Unpaid Sum shall be a “Term SOFR Interest Element” and Paragraph 2.1 (Calculation of interest –Term SOFR Interest Element) below shall apply to calculate such Interest Element or Unpaid Sum.

1.2	Delayed switch for existing LIBOR Interest Element

If the Rate Switch Date falls before the last day of an Rent Period for a LIBOR Interest Element:

(a)	that Interest Element or Unpaid Sum (as applicable) shall continue to be a LIBOR Interest Element for that Rent Period and any provision in the Charter setting out the rate of interest to be used to calculate a LIBOR Interest Element) shall continue to apply to calculate such Interest Element or Unpaid Sum (as applicable) for that Rent Period;

(b)	any provision of this Part 1 which is expressed to relate solely to a Term SOFR Interest Element shall not apply in relation to such Interest Element or Unpaid Sum (as applicable) for that Rent Period; and

(c)	on and from the first day of the next Rent Period (if any) for such Interest Element or Unpaid Sum (as applicable):

(i)	such Interest Element or Unpaid Sum (as applicable) shall be a “Term SOFR Interest Element”; and

(ii)	Paragraph 2.1 (Calculation of interest –Term SOFR Interest Element) below shall apply to calculate it.

2.1	Calculation of interest – Term SOFR Interest Element

The rate of interest used to calculate each Term SOFR Interest Element for a Rent Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

3

3.1	Unavailability of Term SOFR

If no Term SOFR is available for the Rent Period of a Term SOFR Interest Element, Paragraph 3.3 (Cost of funds) below shall apply to calculate that Term SOFR Interest Element for that Rent Period.

3.2	Market disruption

In the case of a Term SOFR Interest Element, if, before close of business in Beijing on the Term SOFR Quotation Day, the Owner determines that its cost of funds would be in excess of the Reference Rate then Paragraph 3.3 (Cost of funds) below shall apply to calculate that Term SOFR Interest Element for the relevant Rent Period.

3.3	Cost of funds

(a)	If this Paragraph 3.3 (Cost of funds) applies to a Term SOFR Interest Element for a Rent Period, Paragraph 2.1 (Calculation of interest - Term SOFR Interest Element) above shall not apply to calculate that Term SOFR Interest Element for that Rent Period and the rate of interest used to calculate that Term SOFR Interest Element for the relevant Rent Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the cost certified by the Owner (expressed as an annual rate of interest) of the cost to the Owner of funding the Outstanding Principal for that Rent Period (from whatever source as reasonably selected by the Owner).

(b)	If this Paragraph 3.3 (Cost of funds) applies and the Owner or the Charterer so requires, the Owner and the Charterer shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Paragraph 4 (Replacement Reference Rate) below, any substitute or alternative basis agreed pursuant to sub-paragraph (b) above shall, be binding on all parties to the Charter.

(d)	If any rate notified to the Owner under sub-paragraph (ii) of sub-paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Paragraph 3.3 (Cost of funds) applies, the Owner shall, as soon as practicable, notify the Charterer.

If a Published Rate Replacement Event has occurred in relation to the Published Rate, any amendment or waiver to the terms of the Operative Documents which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of (or in addition to) that Published Rate; and

(ii)	aligning any provision of any Operative Document to the use of that Replacement Reference Rate;

(iii)	enabling that Replacement Reference Rate to be used for the calculation of any Interest Element or interest rates under this Charter (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of the Charter);

(iv)	implementing market conventions applicable to that Replacement Reference Rate;

(v)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate;

(vi)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Owner and the Charterer.

After the Rate Switch Date, any reference in Amended Charter to the London Interbank Market shall be deemed to be to the Relevant Market.

PART 2

GENERAL DEFINITIONS AND CONSTRUCTION

In each Charter, the following definitions shall apply for the purposes of such Charter and Part 1 of the Schedule (which shall be deemed to apply to each Charter):

“Business Day” means:

(a)	any day falling within the definition of “Business Day” in this Charter (with the exception of London); and

(b)	(in relation to the fixing of an interest rate to calculate a Term SOFR Interest Element) which is a US Government Securities Business Day relating to that Term SOFR Interest Element.

“Interest Element” has the meaning given to “Interest Element” in the Charter.

“LIBOR Interest Element” means an Interest Element or, if applicable, Unpaid Sum which is not a Term SOFR Interest Element.

“Margin” has the meaning given to “Margin” in the Charter.

“Outstanding Principal” has the meaning given to “Outstanding Principal” in the Charter.

“Published Rate” means Term SOFR for any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means or determining that Published Rate has, in the opinion of the Owner and the Charterer, materially changed;

(b)	(i) (I) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(II) information is published in any order, decree, notice, petition or filing, howsoever described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at the time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that Published Rate may no longer be used; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Owner or the Charterer) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than ten (10) days or any other period agreed by the Owner and the Charterer; or

(d)	in the opinion of the Owner and the Charterer, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Charter.

“Rate Switch Date” means 30 August 2023 or any other date agreed as such between the Owner and the Charterer.

“Reference Rate” means, in relation to any Term SOFR Interest Element:

(a)	the applicable Term SOFR as of the Term SOFR Quotation Day for 3 months; or

(b)	as otherwise determined pursuant to Paragraph 3.1 (Unavailability of Term SOFR),

and if in either case that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group of committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Rent Period” has the meaning given to “Rent Period” in the Charter.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of each Owner and the Charterer, generally accepted in the international or any relevant domestic syndicated loans markets as the appropriate successor or alternative to that Published Rate; or

(c)	in the opinion of each Owner and the Charterer, an appropriate successor or alternative to a Published Rate.

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Quotation Day” means, in relation to any period for which an interest rate is to be determined in respect of a Term SOFR Interest Element, the first calendar day in the month on which a Quarter Date (as defined in the Charter) occurs, provided that if such day is not a Business Day, this shall be the preceding Business Day of such date (unless market practice differs in the relevant syndicated loan market, in which case the Term SOFR Quotation Day will be determined by the relevant Owner in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days)).

“Term SOFR Interest Element” means an Interest Element or, if applicable, Unpaid Sum which is, or becomes, a “Term SOFR Interest Element” pursuant to Paragraph 1 (Rate Switch) of Part 1 (Term SOFR Operative Provisions) of this Schedule.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Operative Documents, howsoever defined (if at all).

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Construction

In relation to each Charter:

(a)	the Owner’s “cost of funds” in relation to any Term SOFR Interest Element is a reference to the average cost (determined either on an actual or a notional basis) which the Owner would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Outstanding Principal for a period equal in length to the Rent Period of that Term SOFR Interest Element;

(b)	a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Owner after consultation with the Charterer.

PART 3

CONDITIONS PRECEDENT

1

(a)	Evidence satisfactory to each Owner that each of the Obligors relating to the relevant Charter has taken the necessary corporate action to approve the terms of, and the transactions contemplated by this Agreement and for the relevant persons to execute this Agreement.

A duly executed copy of this Agreement.

PART 4

BAREBOAT CHARTERS

Date of Charter	Charterer	Owner	Vessel
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Excelsior
2209T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Executive
2210T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Pride
2216T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Providence
2217T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Prestige
2215T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Excellence
2208T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Exceed
2206T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Expedite
2211T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Express
2213T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Excel
2207T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Experience
2212T Pte. Limited
28 February 2022	Hafnia Pools Pte. Ltd.	Hai Kuo Shipping	Hafnia Precision
2214T Pte. Limited